Exhibit 10.3

505 Coast Blvd. South, Suite 202

La Jolla, CA 92037

T. 858-952-5500

August 24, 2015

Sudarshan Hebbar, MD

[***]

Dear Sudarshan:

We are pleased to offer you the position of Senior Vice President, Clinical Development with CalciMedica, Inc. (“CalciMedica” or the “Company”) beginning November 9, 2015, or such other date as we shall mutually agree, contingent on both your and the Company’s concurrence that the preclinical GLP tox data for CM4620 supports advancement to clinical studies. Your primary responsibilities will be to direct the clinical development efforts of the Company, including organizing and managing the planned clinical studies, and ensuring the safety of study subjects and patients.

The terms and conditions of your employment with the Company will include the following:

•	Salary: A semi-monthly salary of $10,416.67 corresponding to a gross annualized salary of $250,000.00, less applicable withholdings, paid in accordance with the Company’s normal payroll procedures.

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Key Employee Retention Plan: Upon your hire by CalciMedica and upon approval of the Board of Directors (the “Board”), you will participate in the Key Employee Retention Plan in a manner equivalent in terms of percentage participation and all other rights to that of the current senior management of the Company. The full Key Employee Retention Plan is attached as Appendix A.

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Stock options: Upon your hire by CalciMedica and upon approval of the Board, following your start date you will be granted an incentive stock option (to the extent permitted by applicable law) to purchase 408,402 shares of the Company’s common stock (“Shares”) at a price per share equal to the fair market value of a Share on the date of grant (the “Grant Date”), as determined by the Board (the “Option”). The Option shall be subject to the terms and conditions of the Company’s Amended and Restated 2006 Stock Plan and stock option agreement thereunder, including vesting requirements. Shares will vest over a four-year period commencing on the date you begin full-time employment. At the end of your first 12 months of full-time employment, 25% of the Shares will vest, subject to your continuing employment with the Company, and no Shares shall vest before such date. Thereafter, 1/48 of the Shares will vest per month in equal amounts subject to your continuing employment with the Company. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

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Bonus: You will be paid a one-time signing bonus of $15,000 (less applicable withholding) payable on the first payroll date following your start date, assumed to be November 1, 2015. In addition, you will be eligible to receive performance bonuses, with an annual target bonus of 25% of your annual base salary. Such bonuses will be paid following the successful achievement of corporate goals or milestones, as determined by the Board and CalciMedica’s Compensation Committee in its sole discretion. These cash bonuses, if any, shall be paid to you in the pay period one month following the achievement of the corporate goal or milestone, and provided that you remain an employee of the Company through the date the applicable bonus is paid out (subject to the provisions below).

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Benefits: You will be eligible for participation in the Company’s benefits programs, including medical, dental, vision, life insurance and long-term disability, the first of the month following your date of hire. Also, after satisfying the eligibility requirements, you may participate in the Company’s 401k plan. Please refer to the CalciMedica Benefit Plan Summary.

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Paid-time-off (PTO): You will be provided with 20 days of Paid Time Off (PTO) during your first year of employment. For each subsequent year of employment, you will accrue one additional day. In addition, there will be 10 paid holidays per calendar year.

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Title Review: The Company and the Board agree to review your title, specifically regarding naming you Chief Medical Officer, at the time of successful completion of the Single and Multiple Ascending Dose Studies in healthy subjects, and prior to entering into the first patient study entitled “A Study of CM4620 in Acute Pancreatitis Patients with Accompanying Systemic Inflammatory Response Syndrome”. This is not a guarantee of a title change, but rather an agreement to review your title in the context of the work completed, the work planned, your performance to date and other related factors.

If your employment is terminated by the Company prior to, or more than 12 months following, a Change in Control for reasons other than Cause (as such terms are defined in Appendix B attached hereto), death or disability, you will be entitled to receive the following severance benefits, subject to the Release and Section 409A requirements set forth in Appendix A:

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continuing payments of severance pay at a rate equal to your base salary, as then in effect (“Salary Severance Payments”), for four months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; and

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reimbursement of premiums for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your immediate family members immediately preceding the day of termination of employment; provided, however that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the applicable state equivalent (together, “COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse you for such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) four months from the termination date. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA premium reimbursements without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage for you and/or your eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to four payments. Any such taxable monthly payments that otherwise would have been paid to you within the 60 days following your termination date instead will be paid on the 61st day following your termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required below). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

If (i) your employment is terminated by the Company on or within 12 months following a Change in Control for reasons other than Cause (as such terms are defined in Appendix B attached hereto), death or disability, (ii) you are not offered another similar position (similar in terms of responsibilities, gross annualized salary and bonus at least equivalent to your then current salary and bonus and not requiring relocation) with the Company (or the successor company (or its parent company or acquisition vehicle)) and you terminate your employment, and (iii) you execute our release agreement (the “Release”, as defined in Appendix B), you will be entitled to receive (subject to the Release and Section 409A requirements set forth in Appendix A) (i) Salary Severance Payments for six months, (ii) the COBRA premium reimbursements (or the taxable monthly payments in lieu thereof) described in the previous paragraph (together with the Salary Severance Payments, the “Cash Severance Payments”) for a period of up to six months, and (iii) 100% accelerated vesting of your then-outstanding equity awards (together with the Cash Severance Payments, the “Severance Benefits,” which, for the avoidance of doubt, includes the severance payments set forth in the previous paragraph).

If your employment with the Company is terminated for Cause by the Company, by you for any reason, or due to your death or disability, then (i) all vesting will terminate immediately with respect to your then outstanding equity awards; (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect, or those indicated herein.

In the event of your termination of employment with the Company, the preceding paragraphs are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this letter.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior or ongoing employment, occupation, consulting, or other business activities that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required, if you have not already done so, to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. You will also be required to review and comply with CalciMedica’s policies and procedures a set forth in its Employee Handbook.

To confirm the terms of your employment, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, your Consulting Agreement with the Company dated June 27, 2014 and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you.

We are looking forward to having you join us full-time at CalciMedica. You will be an integral part of our small but dynamic team. If you have any questions, please do not hesitate to contact me anytime.

Sincerely,

/s/ Vikas Goyal
Vikas Goyal
Chairman, Compensation Committee

Agreed to and accepted:

Signature:	/s/ Sudarshan Hebbar

Printed Name:	Sudarshan Hebbar

Date: September 4, 2015

Enclosures

Duplicate Original Letter; At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Appendix A

CALCIMEDJCA, INC.

KEY EMPLOYEE RETENTION PLAN

1. Purposes.

(a) It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board recognizes that such possibilities can cause employees of the Company to consider alternative employment opportunities. The purpose of the Plan is to establish a Bonus Pool for designated Key Employees payable upon the occurrence of a Change of Contra I to (i) assure that the Company will have the continued dedication and objectivity of Key Employees, notwithstanding the possibility, threat or occurrence of a Change of Control, (ii) provide Key Employees with an incentive to continue their service prior to a Change of Control and to motivate the team to maximize the value of the Company upon a Change of Control for the benefit of its stockholders, and (iii) provide Key Employees with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control. It is understood that transaction bonus amounts payable to the Key Employees under this Plan will be measured by the amount of proceeds available for distribution to stockholders of the Company and that the distribution(s) of such transaction bonuses to Key Employees will have priority over related distribution(s) with respect to capital stock of the Company made at the same time.

(b) The Board has determined that the adoption of the Plan is in the best interest of the Company and its stockholders.

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Bonus Amount” has the meaning ascribed to it in Section 40 of the Plan.

(c) “Bonus Pool” has the meaning ascribed to ii in Section 4 of the Plan.

(d) “Change of Control” shall mean the occurrence of any of the following events:

(1) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this Section 2(d)(1), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(2) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section Error’ Reference source not found., the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 2(d)(2), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change of Control for purposes of this Plan.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change of Control event for purposes of this Plan. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control for purposes of this Plan.

(e) “Closing” means the first closing of a transaction constituting a Change of Control to occur after the Effective Date.

(f) “Closing Date” has the meaning ascribed to it in Section 5 of the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

(h) “Company” means CalciMedica, Inc., a Delaware corporation and any successor.

(i) “Effective Date” bas the meaning ascribed to it on the signature page of the Plan.

(j) “Excise Tax” has the meaning ascribed to it in Section 5 of the Plan.

(k) “Firm” has the meaning ascribed to it in Section 5 of the Plan.

(l) “Individual Percentage” means the percentage specified for a particular Key Employee as determined by the Board and set forth in a Key Employee’s Participation Agreement

(m) “IRS” has the meaning ascribed to it in Section 9 of the Plan.

(n) “Key Employee” means any person employed by the Company, or any subsidiary of the Company, who is designated by the Board in writing from time to time as a Key Employee for purposes of the Plan.

(o) “Net Proceeds” means:

(1) With respect to a Change of Control described in Section 2(d)(I), the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Change of Control, including amounts distributed after the closing of the Change of Control pursuant to any escrow, earn-out or other similar arrangement (the “Post-Closing Payments”). For purposes of clarification, the proceeds available for distribution to holders of the Company’s equity securities as set forth in this Section 2(o)(l) is net of the repayment of all Company debt outstanding and all costs and fees associated with the transaction.

(2) With respect to a Change of Control described in Section 2(d), the sum of any cash and the fair market value of any securities or other assets or property received by the Company in connection with a Change of Control, including Post-Closing Payments, after repayment of all Company debt outstanding and after subtracting all costs and fees associated with the transaction.

For purposes of clarity, change of control bonus payments, whether under this Plan or otherwise and whether ranking senior, junior or on parity with payments under this Plan will be considered an outstanding debt or cost or fee associated with the transaction.

The fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities or received by the Company, as applicable, in connection with a Change of Control will be determined on the same basis on which such securities or other assets or property were valued in such Change of Control.

(p) “Participation Agreement” means an individualized agreement setting forth a Key Employee’s Individual Percentage and other terms relating to the Key Employee’s participation in the Plan. The form of Participation Agreement is attached hereto as Exhibit A.

(q) “Payment” has the meaning ascribed to it in Section 5 of this Plan.

(r) “Person” has the meaning ascribed to it in Section 2(d)(1) of this Plan.

(s) “Plan” means the CalciMedica, Inc. Key Employee Retention Plan.

(t) “Post-Closing Payments” has the meaning ascribed to it in Section 0 of this Plan.

(u) “Reduced Amount” has the meaning ascribed to it in Section 5 of the Plan.

(v) “Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(w) “Treasury Regulations” means the regulations under the Code. Reference to a specific Treasury Regulation Section thereunder shall include such regulations and any comparable provision of any future legislation or regulation amending, supplementing or superseding such regulation.

3. Administration.

(a) The Plan shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including the Key Employees, and shall be given the maximum deference permitted by law.

(b) The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which employees of the Company shall be designated as Key Employees entitled to participate in the Plan and the terms under which they will be entitled to participate.

(2) To determine whether or not a transaction or related series of transactions results in a Change of Control.

(3) To determine the amount of the Net Proceeds.

(4) To establish, change, and adjust, in its sole discretion, the Individual Percentages for each of the Key Employees.

(5) To determine the value of any non-cash consideration distributed pursuant to the Plan, provided that the valuation of identical property shall be consistently applied for all purposes.

(c) The Board may delegate some or all of its powers and responsibilities under the Plan either to a committee of the Board or to one or more officers of the Company.

(d) (d) No member of the Board or its delegate will be liable for any action or determination made by the Board or its delegate with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Board or its delegate incur in connection with the administration of the Plan shall be borne by the Company or its successor. No members of the Board or its delegate shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Board or its delegate shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination, or interpretation.

4. Bonus Pool.

(a) Establishment. Upon the Closing, a bonus pool (the “Bonus Pool”) shall be established in an amount equal to the product of: (i) Net Proceeds multiplied by (ii) the applicable percentage set forth in the column below entitled “Applicable Bonus Pool Percentage”.

Amount of Net Proceeds	Applicable Bonus Pool Calculation

Less than $75 million	Bonus Pool = Net Proceeds multiplied by 4.5%

$75 million up to $110 million	Bonus Pool = Net Proceeds multiplied by 7.5%

Greater than $110 million	Bonus Pool = Net Proceeds multiplied by 9.0%

(b) Allocation of Bonus Pool. The allocation of the Bonus Pool to individuals designated as Key Employees shall be set forth in writing from time to time as determined by the Board. Each Key Employee’s allocable share of the Bonus Pool (the “Bonus Amount”) under the Plan will be equal to the product of (x) the Bonus Pool multiplied by (y) the Key Employee’s Individual Percentage. Each Key Employee’s Individual Percentage will be set forth in a Participation Agreement.

(c) Unallocated Portion of Bonus Pool. If, after making all distributions to Key Employees in accordance with Section 5, any amount of the Bonus Pool has not been distributed to Key Employees, such amount shall be distributed to the Company’s stockholders in the same manner as the other proceeds resulting from the Change of Control.

5. Distributions.

(a) A Key Employee must be an employee of the Company (or a subsidiary of the Company) on the Closing Date to be eligible to receive his or her Bonus Amount. Upon termination of a Key Employee’s employment prior to the Closing Date, such Key Employee shall no longer be a Key Employee in the Plan and shall not be entitled to any distributions hereunder. Such Key Employee’s Bonus Amount shall either be available for reallocation and distribution under this Plan as determined by the Board in its discretion, subject to Section 6, or distributed to Company stockholders pursuant to Section (c).

(b) If the conditions for distribution set forth in Section S(a) of the Plan are satisfied, upon the date of the Closing (the “Closing Date”), each Key Employee shall be entitled to receive from the Company one hundred percent (100%) of his or her Bonus Amount in the same form or forms of payment and in the same proportions paid by the purchaser(s) to the holders of the Company’s equity securities upon the Change of Control, whether such distribution is at Closing or a delayed distribution pursuant to the application of any escrow, earn-out or other similar arrangement. Notwithstanding the foregoing, the Board, in its sole discretion, may determine that all or a portion of the Bonus Amounts will be paid in cash.

(c) Any securities that are issued to the Key Employees pursuant to this Plan shall be subject to the same or similar restrictions as imposed by a purchaser on the securities of the Company’s stockholders as set forth in the agreement pursuant to which the Change of Control occurs and such restrictions that are required by applicable securities laws.

(d) Except as provided by this Section 5(d), Bonus Amounts shall be distributed to Key Employees as soon as practicable on or after the Closing Date, but in no event later than thirty (30) days following the Closing Date. Notwithstanding the foregoing, any portion of the Bonus Amounts related to Post-Closing Payments shall be paid to Key Employees if and when paid to the Company’s stockholders (and subject to the same terms and conditions as apply to the Company’s stockholders generally); provided, however, that any Post-Closing Payments not distributed to the Key Employees by the fifth (5th) anniversary of the Closing Date shall be forfeited by the Key Employees and shall instead be distributed in accordance with Section (c) above. If a Key Employee is eligible to receive a Plan distribution as of the Closing Date, then such Key Employee shall also be entitled to its allocation of any Post-Closing Payments regardless of whether such Key Employee is an employee of the Company on the date any such Post-Closing Payments are made, subject to the preceding sentence.

(e) Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Key Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Key Employee’s receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Key Employee under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.2800-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Key Employee and in the order prescribed by this Section (e). In no event shall the Key Employee have any discretion with respect to the ordering of payment reductions.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.

For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Key Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.

The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Key Employee within fifteen (15) calendar days after the date on which the Key Employee’s right to a Payment is triggered (if requested at that time by the Company or the Key Employee) or such other time as requested by the Company or the Key Employee. Any good faith determinations of the Firm made hereunder shall be final, binding. and conclusive upon the Company and the Key Employee.

6. Amendment or Termination of the Plan.

(a) The Board at any time, and from time to time, prior to the Closing, may amend or terminate the Plan in any manner in its sole discretion; provided, however, the Plan may not be amended or termination on or following the Closing without the consent of each Key Employee affected by the amendment or termination, except pursuant to Section 13, as may be required by any applicable law or as necessary to correct administrative errors.

(b) The Plan shall automatically terminate upon the earlier of (i) the completion of all payments under the terms of the Plan, (ii) the closing of the Company’s first underwritten public offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, that occurs prior to the Closing or (iii) a determination by the Board to terminate the Plan consistent with Section (a).

7. No Guarantee of Future Service.

Selection of an individual to participate as a Key Employee under the Plan shall not provide any guarantee or promise of continued service of the Key Employee with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing a Key Employee) retains the right to terminate the employment of any employee at any time. with or without cause, for any reason or no reason, except as may be restricted by law or contract.

8. No Equity Interest.

Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

9. Tax Withholding.

The Company shall withhold from any distributions under the Plan and/or require the Key Employee to remit payments to the Company for any amount required to satisfy the Company’s income, employment or other tax withholding obligations under federal state or other applicable law. The Key Employee will be solely responsible for any tax withholding obligations and shall be responsible for remitting any necessary funds to the Company to meet such tax withholding obligations.

10. Funding.

The Plan shall be funded out of the Company’s general assets. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Plan other than as unsecured general creditors of the Company.

11. Bonus Plan.

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

12. Nonassignability.

To the maximum extent permitted by law, a Key Employee’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

13. Code Section 409A.

Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Bonus Amounts under the Plan required to be paid no later than 30 days following the Closing of the Change of Control are intended to fall within the “short-term deferral” exemption from Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the Bonus Amounts to be provided hereunder will be subject to the additional tax imposed under Section 409A. All other payments are meant to comply with Section 409A so that none of the Bonus Amounts to be provided hereunder will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Company cannot and has not guaranteed that the IRS will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A. If the Internal Revenue Service (“IRS”) determines that the Plan benefits are deferred compensation, the Key Employee shall be solely responsible for the Key Employee’s costs related to such a determination, if any. The Company and each Key Employee will work together in good faith lo consider either (i) amendments to this Plan; or (ii) revisions to the Plan with respect to the payment of any Bonus Amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Key Employee under Section 409A. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Key Employee, lo take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Bonus Amounts.

14. Choice of Law.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

15. Successors and Assigns.

The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a Change of Control the Company shall require its successor(s) or assign(s) lo assume the Company’s obligations under the Plan.

16. Headings.

The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

The CalciMedica, Inc. Key Employee Retention Plan is adopted by an authorized officer of the Company effective as of August 24, 2015 (the “Effective Date”).

CALCIMEDICA, INC.

By:	/s/ Peter McWilliams
Name:	Peter McWilliams
Title:	Chairman

Date:

EXHIBIT A

CALCIMEDICA, INC. KEY EMPLOYEE RETENTION PLAN

PARTICIPATION AGREEMENT

Sudarshan Hebbar, MD (the “Key Employee”) has been selected to participate in the CalciMedica Inc. Key Employee Retention Plan. as it may be amended from time to time (the “Plan”). Unless otherwise defined herein, the capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

Date of Issuance:                     , 2015

The Key Employee’s Individual Percentage shall be:

Individual Percentage: 33.3%

In the event of a Change of Control and assuming Key Employee satisfies the conditions for payment in the Plan Key Employee’s Bonus Amount will be equal to the product of the Individual Percentage, multiplied by the value of the Bonus Pool, subject to adjustment as set forth in Section O and Section 5 of the Plan.

Key Employee’s Bonus Amount shall be distributed in accordance with the Plan.

If Key Employee terminates employment with the Company or a subsidiary prior to the Closing Date, then Key Employee will have no rights to receive any Bonus Amount under the Plan and this Participation Agreement shall be null and void.

The Key Employee acknowledges that any interest in a Bonus Amount is subject to the conditions of the Plan and this Participation Agreement. The Key Employee acknowledges receipt of a copy of the Plan and represents that the Key Employee has read and is familiar with its provisions.

CALCIMEDICA, INC.		KEY EMPLOYEE

By:	/s/ Peter McWilliams	Signature:	/s/ Sudarshan Hebbar
Peter McWilliams

Its:	Chairman	Date: September 4, 2015

Appendix B

Your receipt of the Severance Benefits will be subject to you signing and not revoking a general release of claims (a “Release”) in a form reasonably acceptable to the Company; provided that such Release is effective within 60 days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). None of the Severance Benefits will be paid or provided until the Release becomes effective. If the Release is not effective by the Release Deadline, you will forfeit your right to the Severance Benefits. If the Release becomes effective by the Release Deadline, payment of the Cash Severance Payments will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, with any payments delayed from the date of your termination through the 60-day anniversary of the date of your termination payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, except as otherwise required by the following paragraph.

It is the intent of this letter agreement to comply with the requirements of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination, then the Cash Severance Payments and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six-month period following your separation from service will accrue during such six-month period and will become payable in a lump sum payment on the date six months and one day following the date of your termination (such rule, the “Six-Month Delay Rule”). All subsequent Deferred Payments following the application of the Six-Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the regulations under the Code (the “Treasury Regulations”). The Company and you will work together in good faith to consider any amendments that may be necessary to avoid the imposition of additional taxes under Section 409A.

For purposes of this letter agreement, “Cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of: or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

For purposes of this letter agreement, “Change in Control” shall mean the occurrence of any of the following events:

•

the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this bullet, the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change in Control; or

•

a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this bullet, the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C). For purposes of this bullet, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change in Control for purposes of this letter agreement. For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change in Control event for purposes of this letter agreement. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control for purposes of this letter agreement.